Exhibit D
TRADEMARK ASSIGNMENT
          WHEREAS, Footstar Corporation, a Texas Corporation with a business address at 933 MacArthur Boulevard, Mahwah, New Jersey 07430 4570 (“Assignor”), is the owner of record of the marks “CUGA” U.S. Registration No. 1,086,050 and “HYPERFLEX” U.S. Registration No. 2,495,051;
          WHEREAS, Sears Brands, LLC, an Illinois Limited Liability Company (“Assignee”) with a business address at 3333 Beverly Road, Hoffman Estates, Illinois 60179, wishes to acquire Assignor’s entire right, title and interest in and to said marks, the registration therefor and the goodwill of the business associated therewith (the “Trademarks”);
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Assignor does assign, transfer, and convey to Assignee all of Assignor’s right, title, and interest in and to the Trademarks, together with the goodwill of the business symbolized by said marks, and all right to damages and profits, due or accrued, arising out of past infringements of said marks, and the right to sue for and recover the same.
[signature page follows]

          Dated this                      day of March, 2008.

FOOTSTAR CORPORATION (ASSIGNOR)

By:
(signature)

Printed Name:
Title:

Exhibit 10.2

MASTER AGREEMENT AMENDMENT
BY AND AMONG
FOOTSTAR, INC.,
KMART CORPORATION,
AFFILIATES OF KMART CORPORATION SIGNATORY HERETO
AND
SEARS HOLDINGS CORPORATION

DATED AS OF APRIL 3, 2008

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SECTIONS OF THE DISCLOSURE LETTER

1.1b-1	District Managers
1.1b-2	Store Managers
1.2a-1	Form of Certificate from Chief Financial Officer of Footstar
1.2a-2	Documentation to be Delivered by Footstar relating to Licensee Inventory Value
1.2a-3	Testing Lab Equipment
1.3	Reports
2.4(a)	Benefit Plans
2.4(e)	Acceleration
2.5(a)	Business Employees
2.5(b)	Labor Union Matters
EXHIBITS

Exhibit A	Inventory Instructions

-ii-

          MASTER AGREEMENT AMENDMENT, dated as of April 3, 2008 (this “Agreement”), by and among Footstar, Inc., a Delaware corporation (“Footstar”), Kmart Corporation, a Michigan corporation (“Kmart”), the affiliates of Kmart signatory hereto (collectively with Kmart, “Licensor”) and Sears Holdings Corporation, a Delaware corporation (“SHC”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in Section 5.1.
W I T N E S S E T H:
          WHEREAS, Licensor, Footstar and SHC (solely with respect to Article XX thereof) are party to that certain Amended and Restated Master Agreement, dated as of August 24, 2005 (the “Master Agreement”);
          WHEREAS, pursuant to the Master Agreement, Footstar operates the footwear departments in each of the Stores (as defined in the Master Agreement) of Kmart (the operation of such footwear departments, the “Business”); and
          WHEREAS, Licensor, SHC and Footstar desire to amend the Master Agreement in certain respects;
          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Amendment of Master Agreement
          1.1 Employee Matters
          (a) Effective as of the date hereof, Article IV of the Master Agreement shall be amended by adding the following at the end of Section 4.1 thereof:
          (e) “Subject to the terms of this Section 4.1 (provided it being understood that to the extent of any conflict between this Section 4.1(e) and Section 4.1(d), this Section 4.1(e) shall govern), Licensor shall offer employment (effective as of the Buy-Out Date) to substantially all of the District Managers and substantially all of the Store Managers (with each such offer made to a Store Manager who is a full time employee to be an offer of employment on a full time basis), and, subject to payment by Footstar to Kmart of three hundred thousand dollars ($300,000) on or before the Buy-Out Date, Licensor will provide each Business Employee hired by Licensor with credit for years of service with Licensee and its Affiliates for purposes of employee benefit plans of the Licensor, provided that such credit shall not be provided (i) for purposes of benefit accrual under defined benefit pension plans, (ii) to the extent it would result in a duplication of benefits, or (iii) to the extent not provided under a corresponding benefit plan of Licensee. Licensee will use its commercially reasonable efforts to make the Business Employees available for interviewing and completion of Licensor’s standard hiring procedures beginning no later than October 31, 2008; provided, that Licensee shall make all District Managers available for interviewing and completion of Licensor’s standard hiring procedures beginning no later than September 1, 2008; provided, further, that Licensee shall also make all of its quality assurance/quality control personnel based in Asia available for interviewing and completion of Licensor’s standard hiring procedures beginning no later than July 31, 2008, and shall not make an offer to hire any such quality assurance/quality control personnel before October 31, 2008 (December 31, 2008 in the case of any quality assurance/quality control personnel who are U.S. citizens). No later than October 1, 2008, Licensor will inform Licensee of any District Manager to whom it will not extend an offer and will provide Licensee with the annual base salary and target bonus contained in each offer of employment made to any District Manager. No later than December 1, 2008, Licensor will inform Licensee of any Store Manager to whom it will not make an offer. Licensee will encourage each Business Employee that is offered employment by Licensor to accept Licensor’s offer of employment, and shall take no action, including the offering of employment with Licensee, to induce such employees not to accept employment with Licensor, except for any action that Licensee is required to take pursuant to a contractual obligation in full force and effect as of the date hereof. Those Business Employees who accept Licensor’s offer of employment shall become employed by Licensor as of the Buy-Out Date (referred to in this Agreement as “Transferred Employees”). Nothing contained herein shall require Licensor to provide any specific form of benefit or inhibit Licensor’s ability to establish, amend or terminate any employee benefit plan of Licensor following the Buy-Out Date. Licensor’s offers of employment to Business Employees contemplated herein shall be at will and nothing in this Section 4.1 shall prevent Licensor from terminating the employment of any Transferred Employee at any time for any reason.
          (f) Except as may be required under COBRA due to the application of Treas. Regs. 54.4980B, Licensee acknowledges that Licensor shall not assume any liability related to any Benefit Plan (hereinafter defined) that is sponsored, maintained or contributed to by Licensee or any Person who would be considered a single employer with any Licensee pursuant to Section 414(b), (c), (m) or (o) of the Code (whether former or current) of Footstar. For the avoidance of doubt, except as may be required under COBRA due to the application of Treas. Regs. 54.4980B, the Licensee shall retain all liability and responsibility for any Benefit Plan. Licensee acknowledges that it shall use its commercially reasonable efforts to maintain in place until June 30, 2009 any Benefit Plan pursuant to which any Business Employees are eligible for health care continuation coverage under COBRA.
          (g) Licensee shall be responsible for any liabilities or obligations (i) arising under the WARN Act, if any, and (ii) resulting from or precipitated by layoffs, if any, in respect of employees of Licensee whose employment was terminated on or prior to the Buy-Out Date. For the sake of clarity, and without limiting any other provision of this Article IV, the parties acknowledge and agree that, Licensor shall have no liability for the payment of any amounts due from Licensee to its current or former employees under agreements with or plans of Licensee, including termination, severance, and retention payments or, except as may be required under COBRA due to the application of Treas. Regs. 54.4980B, any obligation to provide health, disability, life, retirement, or other benefits (whether covered by insurance or not), nor shall Licensor be deemed a joint or successor employer with respect to such employees (except that Licensee may designate Licensor as a successor employer for purposes of Licensee’s Severance Pay Plan, it being understood that this parenthetical shall in no way be construed as imposing any obligations or liabilities upon Licensor with respect to such plan or otherwise).
          (h) In addition to the agreement made under subsection 4.1(g) above as between Licensee and Licensor, Licensee shall be responsible for the payment of any severance-related pay to, or other losses and expenses relating to claims made for severance-related pay by, any Business Employee who does not receive an offer of employment from Licensor or declines an offer of employment from Licensor.
          (i) Nothing in this Section 4.1, express or implied, is intended to or shall confer upon any employee or service provider of Licensee any right, benefit or remedy of any nature whatsoever, nor should anything in this Section 4.1 be construed as an amendment to any employee benefit plan or arrangement (it being understood that nothing in this paragraph (h) shall be construed as amending or otherwise modifying any Benefit Plan).
          (j) Notwithstanding anything to the contrary herein, for a period of one (1) year after the Buy-Out Date, or in the event that this Agreement is terminated prior to such date (other than a termination on account of a default by Licensee hereunder), for a period of one (1) year following such termination, neither Licensor nor Sears shall, and neither Licensor nor Sears shall permit any of its controlled Affiliates, directly or indirectly, to solicit or employ any of the employees of Licensee who are not Transferred Employees without the prior written consent of Footstar; provided, however, that nothing contained herein shall prohibit Licensor or Sears from generally advertising for personnel in a manner that does not specifically target any employees of Licensee and employing employees of Licensee who respond to such general personnel advertisements and/or employees of Licensee who are not otherwise solicited in any manner by Licensor, Sears or any of their Affiliates.”
          (b) Effective as of the date hereof, Article II of the Master Agreement shall be amended by adding the following definitions to Section 2.1 thereof:

“Affiliate”	shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Benefit Plan”	shall mean any pension, retirement, savings, profit
sharing, deferred compensation, stock ownership, stock
purchase, stock option, incentive, severance pay,
medical, dental, health, welfare, disability, life,
death benefit, group insurance, bonus, vacation pay,
sick pay, post-retirement medical or life or other
employee benefit plan, program, agreement,

policy or arrangement (including, without limitation, each “pension plan” as defined in Section 3(2) of ERISA, any “welfare plan” as defined in Section 3(1) of ERISA and any “multiemployer plan” as defined in Section 3(37) of ERISA), whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by Footstar or its subsidiaries (or to which Footstar or its subsidiaries are party) for the benefit of (or with) Business Employees or other employees of Footstar and its subsidiaries.

“Business Employee”	shall mean Licensee’s district manager level executives, store managers and store associates employed in connection with, or rendering services to, the operation of the Footwear Departments, including the District Managers and Store Managers.

“COBRA”	shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as described in Section 4980B of the Code, sections 601 et seq. of ERISA, each as amended, and the regulations promulgated thereunder.

“Code”	shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“District Manager”	shall mean an employee of Licensee listed on Section 1.1b-1 of the Disclosure Letter to the Master Agreement Amendment as updated from time to time by Licensee to reflect vacancies filled in the ordinary course and individuals who are no longer employees of Licensee; provided that any individual hired to fill a vacancy at the District Manager level shall receive annual compensation no greater than the compensation paid to the departing or departed employee; and provided further that the aggregate number of individuals listed on Section 1.1b-1 of the Disclosure Letter to the Master Agreement Amendment shall not at any time be greater than the number listed thereon as of the date of the Master Agreement Amendment.

“Governmental Body”	shall mean any domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court or tribunal.

“Person”	shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, joint-stock company, trust, Governmental Body or other entity.

“Store Manager”	shall mean an employee of Licensee listed on Section 1.1b-2 of the Disclosure Letter to the Master Agreement Amendment as updated from time to time by Licensee to reflect vacancies filled in the ordinary course and individuals who are no longer employees of Licensee; provided that any individual hired to fill a vacancy at the Store Manager level shall receive annual compensation no greater than the compensation paid to the departing or departed employee; and provided further that the aggregate number of individuals listed on Section 1.1b-2 of the Disclosure Letter to the Master Agreement Amendment shall not at any time be greater than the number listed thereon as of the date of the Master Agreement Amendment.
          1.2 Inventory Procedures Upon Termination
          (a) Effective as of the date hereof Article IV of the Master Agreement shall be amended by adding a new Section 4.4 and Section 4.5 as follows:
     “4.4 Inventory Purchase Procedures. In the event that the Buy-Out shall be required pursuant to Section 4.1 or the Licensor shall otherwise be required to purchase the Inventory hereunder (including pursuant to Section 4.3(d)) then in such event the following procedures shall apply with respect to the determination and payment of the Book Value of the Inventory and the additional consideration to be paid therefore, it being understood that to the extent of any conflict between this Section 4.4 and any other section of this Agreement, this Section 4.4 shall govern; provided, that in no event shall this Section 4.4 require Licensor to purchase Inventory of any type or nature that it would not otherwise have been required to purchase pursuant to another section of this Agreement:
          (a) Prior to the Buy-Out Date, but in no event earlier than twenty-two (22) Business Days prior to the Buy-Out Date, Licensor and Licensee shall cause RGIS LLC (“RGIS”) or, if RGIS refuses to be retained, another mutually agreeable, qualified Third Party (the “Count Firm”) to conduct a physical count of the Inventory (the “Store Count”) (it being understood that each of Licensor and Licensee shall have the right to have a representative in attendance during any such count). The Store Count shall be taken in a manner consistent with the Inventory Instructions attached as Exhibit A to the Master Agreement Amendment, dated as of April 3, 2008, by and among Footstar, Kmart, the affiliates of Kmart signatory thereto and Sears (the “Master Agreement Amendment”).
          (b) Not more than five (5) Business Days after the Buy-Out Date, Licensee shall prepare, or cause to be prepared, and deliver to Licensor (i) a certificate, the form of which is set forth in Section 1.2a-1 of the Disclosure Letter to the Master Agreement Amendment, signed by the chief financial officer of Footstar setting forth in reasonable detail Footstar’s calculation (the “Licensee’s Calculation”) of the aggregate Inventory Value as of the close of business on the Buy-Out Date (the “Licensee Inventory Value”), which shall take into account (x) the Inventory Value of the Inventory accounted for by the Store Count and (y) the Inventory Value of applicable Inventory sold from each Footwear Department subject to the Store Count from the time when the physical count was conducted at such Footwear Department through the Buy-Out Date, and (ii) documentation set forth in Section 1.2a-2 of the Disclosure Letter to the Master Agreement Amendment that supports, in reasonable detail, Licensee’s determination of the Licensee Inventory Value.
          (c) The Licensee Inventory Consideration (as defined below) shall be paid by Licensor to Footstar, within five (5) Business Days of receipt by Licensor of the deliveries set forth in Section 4.4(b) above, by wire transfer of immediately available funds. The “Licensee Inventory Consideration” shall be the Licensee Inventory Value, plus one million three hundred fifty thousand dollars ($1,350,000), minus nine hundred and fifty thousand dollars ($950,000), minus a shrink adjustment of two hundred thousand dollars ($200,000).
          (d) If Licensor has any objections to the Licensee’s Calculation, Licensor shall deliver to Licensee, no later than thirty (30) days after receiving the Licensee’s Calculation pursuant to Section 4.4(b), a reasonably detailed statement describing Licensor’s objections, including Licensor’s calculation of the aggregate Inventory Value as of the close of business on the Buy-Out Date; provided, that, during such thirty (30) day period, Licensee shall, and shall cause its officers, employees, agents and accountants to, cooperate with Licensor in connection with its review of the accuracy of the Licensee’s Calculation. Licensor and Licensee shall use commercially reasonable efforts to resolve any such objections themselves in good faith. If Licensor and Licensee are unable to resolve their differences within fifteen (15) Business Days after Licensee has received Licensor’s statement of objections hereunder, either Licensor or Licensee may immediately refer their remaining differences to the Independent Accountant, who shall determine, solely with respect to the remaining differences so submitted, the Licensee Inventory Consideration, including the actual aggregate Inventory Value as of the close of business on the Buy-Out Date. Licensor and Licensee shall instruct the Independent Accountant to deliver to Licensor and Licensee a written determination of the Licensee Inventory Consideration, including the actual aggregate Inventory Value as of the close of business on the Buy-Out Date, no later than the thirtieth (30th) calendar day after the referral to the Independent Accountant. Licensor and Licensee will furnish to the Independent Accountant such work papers and other documents and information relating to the Inventory Value as the Independent Accountant may reasonably request and Licensor and Licensee will be afforded the opportunity to present to the Independent Accountant any material relating to the determination and to discuss the determination with the Independent Accountant (provided that there shall be no ex parte conversations or meetings). The Independent Accountant, Licensee and Licensor will be required to enter into a customary engagement letter. The determination by the Independent Accountant will be binding and conclusive on the parties for all purposes, absent fraud or manifest error. The Independent Accountant shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by either party or lower than the lowest value claimed by either party. The fees and expenses of the Independent Accountant shall be borne by the party whose proposed calculation of Licensee Inventory Consideration differs most from the Licensee Inventory Consideration as determined by the Independent Accountant.
          (e) The “Final Inventory Consideration” shall be:
          (i) in the event that Licensor does not object to the Licensee’s Calculation in accordance with the provisions of Section 4.4(d), the Licensee Inventory Consideration calculated by using the Licensee Inventory Value set forth in the Licensee’s Calculation; and
          (ii) in the event Licensor does object to the Licensee’s Calculation in accordance with the provisions of Section 4.4(d), either
                    (A) the Licensee Inventory Consideration calculated by using the Licensee Inventory Value subsequently agreed to by Licensor and Licensee in accordance with the provisions of Section 4.4(d), or
                    (B) in the absence of such agreement, the Licensee Inventory Consideration as determined by the Independent Accountant.
          (f) As promptly as practicable, and in any event no later than two (2) Business Days following the determination of the Final Inventory Consideration: (i) if the Final Inventory Consideration is greater than the Licensee Inventory Consideration, then Licensor shall pay to Licensee an amount equal to such excess, and (ii) if the Licensee Inventory Consideration is greater than the Final Inventory Consideration, then Licensee shall pay to Licensor an amount equal to such excess. Notwithstanding anything herein to the contrary, the parties agree that under no circumstances shall Licensor be required to pay twice for any item of Inventory.
          (g) In the event that Grant Thornton LLP refuses to be retained as the Independent Accountant for purposes of Section 4.4(d), Licensor and Licensee (or, if Licensor and Licensee are unable to so agree within two (2) Business Days of Grant Thornton LLP refusing to be so retained, Licensor’s and Licensee’s independent accounting firms) shall jointly select another independent accounting firm of recognized national standing, which firm shall be deemed to be the “Independent Accountant” for purposes of Section 4.4(d).
          (h) Prior to the Buy-Out Date, Licensee shall use commercially reasonable efforts to remove (at their own expense and at times and in a manner so as not to unreasonably interfere with the Store Count or the operation of the Stores by Licensor) all inventory not being transferred to Licensor hereunder (e.g., Defective Inventory and, if applicable, Seasonal Inventory) from the stores in which the applicable Footwear Departments are located; provided, that any such inventory not so transferred prior to the Buy-Out Date shall be deemed to be abandoned to Licensor at no cost to Licensor. Notwithstanding anything to the contrary in the Master Agreement, including without limitation, Section 4.1(c), at the Buy-Out Date, Licensee shall leave all fixtures, furnishings, equipment or other similar property belonging to Licensee in the stores in which the applicable Footwear Departments are located (the “Personal Property”) and title to such Personal Property shall transfer to Licensor at the Buy-Out Date; provided that the Personal Property shall be transferred on an as-is, where-is basis, and Licensee makes no representations or warranties, whether under this Agreement or otherwise, expressed or implied, in connection with or with respect to the Personal Property.
          (i) Licensor and Licensee shall share evenly the costs of the Store Count.
          (j) At Licensee’s option (such option to be exercised no later than September 30, 2008), the Inventory to be transferred to Licensor on the Buy-Out Date shall include Seasonal Inventory (the “Seasonal Inventory Election”). In the event of a Seasonal Inventory Election:
          (i) the term “Inventory” shall be deemed to include Seasonal Inventory and the “Inventory Value” of Seasonal Inventory shall be calculated as 40.0% of the otherwise applicable “Inventory Value” of such Seasonal Inventory; and
          (ii) the Licensee Inventory Consideration and the Final Inventory Consideration shall be reduced by one million dollars ($1,000,000).
          (k) As of the Buy-Out Date, Licensee shall have satisfied any and all outstanding payables owed in connection with the Inventory or reserved and set aside amounts adequate to satisfy any and all payables owed in connection with the Inventory.
          (l) In the event that Licensor is in breach of its obligations under this Section 4.4 to pay the Licensee Inventory Consideration or the Final Inventory

Consideration, as applicable, when due (the “Due Date”), then, in addition to any other remedies available at law or in equity, the Licensor shall pay to Licensee interest on the unpaid amount of Licensee Inventory Consideration or Final Inventory Consideration, as applicable, at a rate equal to the lesser of (i) 18% annually and (ii) the maximum nonusurious annual interest rate that may be contracted for, charged, received, or collected on such amount under applicable law from the period commencing on the Due Date and ending on the date when the Licensee Inventory Consideration or Final Inventory Consideration, as applicable, has been fully paid.
          4.5 Testing Lab Equipment. As additional consideration for the payments made to Footstar pursuant to Section 4.4(c), Footstar shall sell, assign, transfer, convey and deliver to Kmart or its designated permitted assigns, and Kmart or its designated permitted assigns shall purchase and assume from Footstar, free and clear of all encumbrances of any nature, all of Footstar’s right, title and interest in and to all of the properties, assets, and rights of every nature, kind and description, to all equipment located in Footstar’s Mahwah, New Jersey facility as of the date of the Master Agreement Amendment set forth on Section 1.2a-3 of the Disclosure Letter to the Master Agreement Amendment (such equipment, the “Testing Lab Equipment” and such transaction, the “Testing Lab Sale”). The Testing Lab Sale shall occur on a date mutually acceptable to Footstar and Kmart that is within thirty (30) days of Footstar’s written notice to Kmart that such equipment is ready to be sold, but in any event no later than July 31, 2008. Within five (5) Business Days of the date of such closing, Kmart shall cause the Testing Lab Equipment to be removed from the Mahwah, New Jersey facility. From and after the date of the Master Agreement Amendment through such closing date, Footstar shall maintain (but will be under no obligation to replace or undertake repairs of) the Testing Lab Equipment in the ordinary course of business consistent with past practice, subject to ordinary wear and tear, and shall not sell or convey or otherwise further encumber any of the Testing Lab Equipment or any interests therein without the prior written consent of Kmart. Subject to the foregoing, Footstar shall sell and Kmart shall purchase the Testing Lab Equipment on an as-is, where-is basis, and Footstar makes no representations or warranties, under this Agreement or otherwise, express or implied, in connection with or with respect to the Testing Lab Equipment.”
          (b) Effective as of the date hereof, Article II of the Master Agreement shall be amended by adding the following definitions to Section 2.1 thereof:

“Defect”	shall mean any defect, fault or imperfection (including mis-mated and near-mated shoes) which causes a product not to be salable in the ordinary course of business at the everyday retail price. Display merchandise shall not be presumed to have a Defect. Notwithstanding the foregoing, products which have minor wear, minor soiling, minor stains, minor dents or minor scratches that Licensor and Licensee or their respective representatives reasonably determine do not effect the salability of the goods in the ordinary course of business at the everyday retail price shall not be considered to have a Defect.

“Defective Inventory”	shall mean any Inventory with a Defect.

“Inventory”	shall mean all merchandise inventory of the Business that is located at a Footwear Department; provided that in no event shall the Inventory include any merchandise inventory that is Defective Inventory or, subject to Section 4.4(j), any Seasonal Inventory.

“Inventory Value”	shall mean the book value of all (or, as the context may require, less than all) Inventory, calculated in accordance with GAAP, applied on a consistent basis (but not taking into account any reserves), but in any event, and giving effect to all markdowns of any type whatsoever, excluding (i) distribution and delivery costs incurred by Licensee and/or its Affiliates after receipt of such Inventory from suppliers at a Footstar (or Footstar Affiliate) distribution center, and (ii) any intercompany royalty or other intercompany charges between and among Footstar and its Affiliates (other than changes that reflect any out-of-pocket cost incurred by Footstar or an Affiliate and that do not result in a book value with respect to the applicable item of Inventory greater than the book value of such Inventory that would have existed had Footstar and its Affiliates been consolidated as a single entity).”
          1.3 Access to Information
          Effective as of the date hereof, Article X of the Master Agreement shall be amended by adding a new Section 10.4 as follows:
          “10.4 Access to Information. During the Term: (a) Footstar will provide to Kmart or its designated agent (i) reports in the form set forth in Section 1.3 of the Disclosure Letter to the Master Agreement Amendment, on a monthly basis, (ii) business analysis and category analysis (line review forms), for the Fall of 2008 promptly after such analysis is completed and (iii) an aged inventory report, on a monthly basis beginning in August 2008 (collectively, the information in clauses (i)-(iii), the

“Information”); and (b) at the request of Kmart, representatives of Kmart and Footstar shall meet on a monthly basis to discuss the Information, at a mutually acceptable time during normal business hours, and at a mutually acceptable place, or via teleconference.”
2. Representations and Warranties of Footstar
          Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Kmart by Footstar on the date hereof (the “Disclosure Letter”), Footstar represents and warrants to the Licensor as of the date hereof, that:
          2.1 Due Incorporation and Authority
          Footstar is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Footstar has all requisite corporate power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by Footstar of this Agreement, the performance by Footstar of its obligations hereunder and the consummation by Footstar of the transactions contemplated hereby have been duly authorized by the board of directors of Footstar and no other corporate proceedings on the part of the board of directors of Footstar are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Footstar, and, assuming the due authorization, execution and delivery hereof by the Licensor and SHC, this Agreement constitutes the legal, valid and binding obligation of Footstar, enforceable against Footstar in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          2.2 No Conflicts
          The execution and delivery by Footstar of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Footstar of this Agreement in accordance with its terms will not (with or without notice or lapse of time or both):
          (a) violate the certificate of incorporation or by-laws of Footstar;
          (b) require Footstar to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except where the failure to obtain any such consent, make any such filing or give such notice would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
          (c) violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any contract, lease, loan agreement, mortgage, security agreement, guarantee, indenture or other agreement or instrument to which Licensee is a party or by or to which Licensee or any of its properties is or may be bound or subject, except for breaches, terminations or defaults that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or
          (d) violate any Requirement of Law to which Footstar is subject, except for violations that would not reasonably be expected to, either individually or in the aggregate, be material.
          2.3 Brokers
          Footstar has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
          2.4 Benefit Plans
          (a) Section 2.4(a) of the Disclosure Letter contains a complete and accurate list of all Benefit Plans in which any Business Employee participates or to which any Business Employee is subject or party, and Footstar has made available to the Licensor or the Licensor’s counsel a copy of each such Benefit Plan and, if applicable, a copy of the most recent summary plan description.
          (b) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code, in each case, that would reasonably be expected to be a liability of Kmart following the Buy-Out Date.
          (c) Each Benefit Plan, the administrator and fiduciaries of each Benefit Plan, and Footstar has complied with the applicable requirements of ERISA (including, but not limited to, the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA), the Code and any other applicable rules and regulations governing each Benefit Plan, except for such noncompliance as is not likely to have a Material Adverse Effect; and each Benefit Plan has at all times been properly administered in substantial compliance with its terms and in accordance with all such rules and regulations, except for such impropriety as is not likely to have a Material Adverse Effect.
          (d) No Benefit Plan requires or obligates the Licensor to assume the benefits or to have any liability thereunder except as required under COBRA or other Requirements of Law.
          (e) Except as set forth in Section 2.4(e) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the actions contemplated hereby (including the amendment of the Master Agreement) will (either alone or in conjunction with any other event) result in or cause the accelerated vesting, funding or delivery of, or an increase the amount or value of, any payment or benefit to any Business Employee.
          2.5 Employment and Labor Matters
          (a) Section 2.5(a) of the Disclosure Letter contains a complete and accurate list of all the Business Employees as of March 28, 2008. Footstar has made available to the

Licensor or its counsel a complete and accurate list, showing for each Business Employee the position held and aggregate annual compensation for the last fiscal year and such Business Employee’s service recognized by Footstar and its Affiliates for purposes of the Benefit Plans (including service with predecessor employers, if applicable). Except as listed in Section 2.5(a) of the Disclosure Letter, no Business Employee is party to an employment agreement.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no work stoppage, work slowdown, picketing, handbilling, consumer boycott or labor strike against Footstar and involving the Business Employees (A) has, since January 1, 2005, occurred, (B) is pending, or (C) has been threatened in writing, (ii) Footstar is not involved in or threatened in writing with, any labor dispute, grievance, or litigation relating to employment, labor, safety, discrimination, wage-hour, breach of contract or retaliation allegations with respect to Business Employees, including charges of unfair labor practices or discrimination complaints, (iii) no unfair labor practice charges or complaints against Footstar with respect to any Business Employees are pending, or, to Footstar’s Knowledge, threatened, before the National Labor Relations Board, (iv) Footstar is not presently a party to or bound by any collective bargaining agreement or union contract with respect to Business Employees, (v) no collective bargaining agreement or other similar agreement with respect to Business Employees is being negotiated by Footstar, (vi) no union organizational campaign presently exists with respect to any Business Employees and, to Footstar’s Knowledge, no question concerning representation presently exists respecting such Business Employees and except as otherwise set forth in Section 2.5(b) of the Disclosure Letter, and (vii) to Footstar’s Knowledge, (A) no charges with respect to or relating, directly or indirectly, to Footstar or the Business are pending before any Governmental Body (including the Equal Employment Opportunity Commission, OFCCP or any comparable state or local agency responsible for the enforcement of fair employment practices) and (B) Footstar has not received written notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment laws to conduct an investigation, audit or review and no such investigation, audit or review is in progress.
          2.6 No Knowledge of Claims
          Footstar does not have any knowledge of any breach of the Master Agreement by Licensor which breach exists or existed on or prior to the date hereof.
3. Representations and Warranties of Kmart Parties
     Kmart, SHC and each other party hereto that is a Licensor (collectively, the “Kmart Parties”), jointly and severally, represent and warrant to Footstar as follows:
     3.1 Due Incorporation and Authority
     Each Kmart Party is an entity duly organized, validly existing and in good standing under the laws of the state of its organization. Each Kmart Party has all requisite corporate, limited partnership or limited liability company, as applicable, power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by each Kmart Party of this Agreement, the performance by each Kmart Party of its obligations hereunder and the consummation by each Kmart Party of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each Kmart Party and no other corporate proceedings on the part of each Kmart Party are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each Kmart Party, and, assuming the due authorization, execution and delivery hereof by Footstar, this Agreement constitutes the legal, valid and binding obligation of each Kmart Party, enforceable against each Kmart Party in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
          3.2 No Conflicts
          The execution and delivery by the Kmart Parties of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Kmart Parties of this Agreement in accordance with its terms will not (with or without notice or lapse of time or both):
          (a) violate the certificate of incorporation or by-laws (or other governing documents) of any Kmart Party;
          (b) require any Kmart Party to obtain any material consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Bodies or any other Person, except where the failure to obtain any such consent, make any such filing or give such notice would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Kmart Parties taken as a whole;
          (c) violate or result in the breach of any of the terms and conditions of, cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a material default under, any contract, lease, loan agreement, mortgage, security agreement, guarantee, indenture or other agreement or instrument to which any Kmart Party is a party or by or to which any Kmart Party or any of their respective properties is or may be bound or subject, except for breaches, terminations or defaults that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Kmart Parties taken as a whole; or
          (d) violate any Requirement of Law to which any Kmart Party is subject, except for violations that would not reasonably be expected to, either individually or in the aggregate, be material.
          3.3 Brokers
          No Kmart Party has incurred, nor will any Kmart Party incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.4 No Knowledge of Claims
          No Kmart Party has any knowledge of any breach of the Master Agreement by Footstar which breach exists or existed on or prior to the date hereof.
          3.5 Certain Parties to the Master Agreement
          Kmart of North Carolina LLC, and Kmart of Texas L.P. have been dissolved.
4. Covenants and Agreements
          4.1 Confidentiality
          Each party hereto hereby reaffirms the confidentiality letter agreement, dated February 13, 2008 (the “Confidentiality Agreement”), between Footstar and SHC, and agrees to fulfill its obligations thereunder. Each of the Kmart Parties agrees to be bound by the terms of the Confidentiality Agreement as if an original party thereto.
          4.2 Expenses
          Except as otherwise specifically provided herein, the Kmart Parties and Footstar each shall bear their respective fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and all related documents contemplated hereby and the transactions contemplated hereby and thereby, including all fees and expenses of their Representatives.
          4.3 Public Announcements
          No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in respect of this Agreement without prior approval of the other party, which approval shall not be unreasonably withheld or delayed, unless such disclosure is required by applicable Requirements of Law or the rules of any stock exchange or by the request of any Governmental Body. The parties shall cooperate, using commercially reasonable efforts, as to the timing and contents of any such announcement, including any such announcement required by applicable Requirements of Law or the rules of any stock exchange.
          4.4 Further Action
          Each party, at the request of the other party, shall execute such documents and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.
          4.5 Mutual Release
          The Kmart Parties on the one hand and Footstar on the other hand hereby release each other and their respective officers, directors, stockholders, Affiliates, employees, agents and attorneys and each of them (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands relating to, arising out of or in connection with any breach of the Master Agreement by the Released Parties, which breach exists or existed on or prior to the date hereof and is known by such releasing party as of the date hereof, including the matter referenced in Section 4.5 of the Disclosure Letter (each, a “Released Claim”), and agrees not to bring or threaten to bring or otherwise join in any Released Claim against the Released Parties or any of them.
          4.6 Kmart Website Operations
          The Kmart Parties represent, warrant, covenant and agree that, prior to the Master Agreement Termination Date, none of the Kmart Parties shall market or sell footwear products on the Kmart website www.kmart.com, any successor Kmart websites or other addresses featuring the Kmart name (the “Kmart Websites”); provided that nothing in this Section 4.6 shall limit the Kmart Parties’ ability to market or sell Excluded Footwear (as defined in the Master Agreement) or advertise Licensed Footwear (as defined in the Master Agreement) on the Kmart Websites.
5. Miscellaneous
          5.1 Certain Definitions
          (a) Except as set forth below, capitalized terms used herein and not otherwise defined have the meanings set forth in the Master Agreement. As used in this Agreement, the following terms have the following meanings:
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.
          “Benefit Plan” means any pension, retirement, savings, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, incentive, severance pay, medical, dental, health, welfare, disability, life, death benefit, group insurance, bonus, vacation pay, sick pay, post-retirement medical or life or other employee benefit plan, program, agreement, policy or arrangement (including, without limitation, each “pension plan” as defined in Section 3(2) of ERISA, any “welfare plan” as defined in Section 3(1) of ERISA and any “multiemployer plan” as defined in Section 3(37) of ERISA), whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by Footstar or its Subsidiaries (or to which Footstar or its Subsidiaries are party) for the benefit of, or with, Business Employees or other employees of Footstar and its Subsidiaries.
          “Business Employees” means Footstar’s district manager level executives, store managers and store associates employed in connection with, or rendering services to, the Business.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which banks located in New York City, New York are authorized or obligated to close.
          “Claim” means a suit, claim, action, proceeding, inquiry, investigation, litigation, demand, charge, complaint, grievance, arbitration, indictment, or grand jury subpoena.
          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 as described in Section 4980B of the Code, sections 601 et seq. of ERISA, each as amended, and the regulations promulgated thereunder.
          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
          “Contract” means any written or oral agreement, lease (including leases for real and/or personal property) or instrument or other contractual arrangement (but not including employee benefit plans).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
          “Governmental Body” means a domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court or tribunal.
          “Material Adverse Effect” means any change, event, occurrence, fact, condition, effect or development that is materially adverse to the Business, the results of operations of the Business or the condition (financial or otherwise) of the Business, taken as a whole, but in each case shall exclude any change, event, occurrence, fact, condition, effect or development resulting from or arising out of: (a) any change in any Requirements of Law or GAAP or interpretation thereof applicable to Footstar; (b) any change in general economic conditions in the industries in which Footstar operates or affecting United States or foreign economies in general; (c) any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism; (d) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby or thereby; (e) the failure, in and of itself, of Footstar to meet any projections, forecasts, published analyst estimates or expectations of Footstar’s revenues, earnings or other financial performance or results of operations for any period; or (f) any actions taken, or failure to take action, in each case, to which Licensor has expressly consented or requested in writing; other than, in each of cases (a) through (c), any change, event, circumstance or development which, individually or in the aggregate, has or is reasonably expected to have a materially disproportionate effect on Footstar taken as a whole relative to other industry participants in the United States.
          “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, joint-stock company, trust, Governmental Body or other entity.
          “Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.

          “Requirements of Law” any domestic, foreign, federal, state or local statute, law, rule, regulation, order, writ, ordinance, judgment, governmental directive, injunction, decree or other requirement of any Governmental Body.
          “Footstar’s Knowledge” means the actual knowledge of Jonathan Couchman, Jeff Shepard, Mike Lynch, Dennis Lee and Maureen Richards.
          “Master Agreement Termination Date” means the Termination Date as defined in the Master Agreement or, if earlier, the date that the Master Agreement is otherwise terminated by the mutual consent of the parties thereto.
          “Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies, trusts and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.
          (b) The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preamble
Business	Recitals
Confidentiality Agreement	4.1
Disclosure Letter	2
Footstar	Preamble
Kmart	Preamble
Kmart Party	3
Kmart Websites	4.6
Licensor	Preamble
Master Agreement	Recitals
Released Claims	4.5
Released Parties	4.5
SHC	Preamble
     5.2 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial
     (a) The Kmart Parties and Footstar irrevocably and unconditionally consent to submit to the jurisdiction of the state and federal courts located in New York County in the State of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in such courts).
     (b) Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.
          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.
          (d) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 5.2(c), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 5.2(c) AND THIS SECTION 5.2(d).
          5.3 Notices
          Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a nationally recognized express courier service guaranteeing next business day delivery, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 5.3 by the party to receive such notice:
          (a) if to Licensor or to SHC, to:
Kmart Corp.
c/o Sears Holdings Corporation
3333 Beverly Road, B6-210B
Hoffman Estates, Illinois 60179
Attention: General Counsel
Facsimile: (203) 621-3006
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention: Scott K. Charles, Esq.
Facsimile: (212) 403-1000
          (b) if to Footstar, to:
Footstar, Inc.
933 MacArthur Blvd.
Mahwah, New Jersey 07430
Attention: Maureen Richards
Facsimile: (201) 934-2642
with a copy to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022
Attention: Patrick J. Dooley, Esq.
Ira Rosenblatt, Esq.
Facsimile: (212) 872-1002
          5.4 Entire Agreement
          This Agreement (including the Disclosure Letter and any exhibits hereto), the Master Agreement, the Confidentiality Agreement and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto. Any exception or disclosure made by Footstar in the Disclosure Letter with regard to a representation of Footstar shall be deemed made with respect to any other representation by such party to which such exception or disclosure is reasonably apparent. The information contained in this Agreement, the Disclosure Letter, and any exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto or any third party of any matter whatsoever (including, without limitation, any violation of any Requirement of Law or breach of contract). Any cost estimates, projections or other forward-looking statements contained or referred to in this Agreement or in the Disclosure Letter and Exhibits hereto or in any materials that have been provided to the Kmart Parties by Footstar are not and shall not be deemed to be representations or warranties of Footstar.
          5.5 Waivers and Amendments
          This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Kmart Parties and Footstar or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
          5.6 Governing Law
          This Agreement and all Claims with respect thereto shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.
          5.7 Binding Effect; Assignment
          This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties.
          5.8 Usage
          All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”
          5.9 Articles and Sections
          All references herein to Articles and Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
          5.10 Interpretation
          The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.
          5.11 Severability of Provisions
          If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.
          5.12 Counterparts
          This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.
          5.13 No Third Party Beneficiaries
          No provision of this Agreement is intended to, nor shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Footstar or any of its Subsidiaries (including any beneficiary or dependent thereof) in respect of continued employment by Footstar or any of its Subsidiaries or otherwise.
          5.14 Master Agreement
          Except as expressly amended, modified or waived by this Agreement, all of the terms, representations, warranties, covenants and conditions of the Master Agreement shall remain unmodified and unwaived by the terms of this Agreement, and are and shall continue to be and remain, in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KMART CORPORATION
By:	/s/ William R. Harker
	Name:	William R. Harker
	Title:	Director, Senior Vice President and General Counsel

SEARS HOLDINGS CORPORATION
By:	/s/ William R. Harker
	Name:	William R. Harker
	Title:	Senior Vice President, General Counsel and Corporate Secretary

FOOTSTAR, INC.
By:	/s/ Jeffrey A. Shepard
	Name:	Jeffrey A. Shepard
	Title:	President

KMART STORES OF ILLINOIS LLC
By:	/s/ William R. Harker
	Name:	William R. Harker
	Title:	Senior Vice President and General Counsel of Kmart Corporation, its member

KMART OF MICHIGAN, INC.
By:	/s/ William R. Harker
	Name:	William R. Harker
	Title:	President

Signature Page to Master Agreement Amendment

KMART OF WASHINGTON LLC
By:	/s/ William R. Harker
	Name:	William R. Harker
	Title:	Senior Vice President and General Counsel of Kmart Corporation, its member

KMART STORES OF TEXAS LLC
By:	/s/ William R. Harker
	Name:	William R. Harker
	Title:	Senior Vice President and General Counsel of Kmart Corporation, its member

KMART OF PENNSYLVANIA, L.P.
By:	KMART CORPORATION, its member

By:	/s/ Robert A. Riecker
	Name:	Robert A. Riecker
	Title:	Vice President

Signature Page to Master Agreement Amendment

Exhibit A
Account Procedures

Account Name:	Footstar — Meldisco w/ Shelf

Account Number:	810-314

Version:	3/24/08

Type of Inventory:	Barcode with shelf totals

Scheduled by:	Key Account Management

Account Manager:	Nilsa Fernandez cell # 646-594-8461 Joe Bobrowski cell # 219-712-5081

Account Administrator:	Sharon Hazen office # 860- 645-3917 Ann Delort office # 847-286-6385

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
Table of Contents

SUPPLIES & EQUIPMENT NEEDED	3

Supplies	3
Equipment	3

GENERAL INFORMATION	4

Client Information	4
Client Expectations/Concerns	4-5
STAFFING CHART	5

SUPERVISORS INSTRUCTIONS	6

pre-Inventory Briefing	7
Store Set-up	7-8
FLOW PLAN	8
Audit Program Description	9
Interim Reporting	10
Recounts	10
Adjustments	11
Additional Information	11
Closeout, Balancing, Wrap-up	12
Output Distribution	12

STORE RESPONSIBILITIES	13

EXHIBIT 1 – SIZE CONVERSION CHART	14

EXHIBIT 2 – SAMPLE PRICE TICKETS	15

EXHIBIT 3 – ELECTRONIC EVALUATION QUESTIONS	16

EXHIBIT 4 – CONFIRMATION CALL CHECKLIST	17

OFFICE PROCEDURES	18

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
Supplies & Equipment Needed
Supplies
Ray 2000 Worksheets
Runner Control Sheets
Shelf Barcode Area Tickets: 4236.10 Area Tickets – Shelf Total Barcode
It is encouraged to utilize 4-digit area tickets as long as the last 3-digits fall into the required ranges on page 7 of these procedures. The lead digit and check digit will be stripped to form a 3-digit area number (for example – 6001-2 will be scanned and the Audit will strip the leading 6 and ending 2 to form area #001)
NOTE: Handwritten area numbers are not to be used – only bar-coded area tickets.
Tags (any color)
RGIS Inventory Stickers — for use on Packaway boxes only.
Search Sheets – internal searches only
Markers
Scotch Tape
Printer Paper
Completed copy of the Confirmation Call Checklist (Exhibit 4) –pg 17
Equipment
Notebook Computer
Barcode Readers
Audit 12’s and above
Printer – (for travel stores a back-up printer and cable must be taken to the inventory as well)

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
General Information
Client Information
Meldisco is the leased shoe departments found inside over 1,100 K-Mart stores nationwide and are operated by Footstar Corporation. There are no stores called Meldisco – these are shoe departments located inside of K-Mart stores.
Stores are scheduled for 1 to 4 inventories per year as requested by the client. RGIS is to staff the store for a 5 hour maximum count completion time. Current production is 485 units per hour, RGIS offices are to staff based on the estimated inventory level and previous production with a minimum staffing of 1 Auditor per every 2,500 units of inventory.
It has been determined that the most efficient inventories are staffed for a 3-3 1/2 hour sales floor count with 1-2 hours in the backroom.
Backrooms vary in size by store and depending on the time of the year. The Pre-Inventory confirmation must include completion of the confirmation checklist (page 18) which reviews backroom carton merchandise and backroom condition. The RGIS Supervisor must review the backroom upon arrival to the store to determine the most effective plan for a timely completion. There are typically numerous cartons of shoes present in the backrooms which have to be opened an each shoe box scanned individually.
Client Expectations
Inventory start times will be scheduled for either 5:30 a.m or 10:30 p.m.; such time to be mutually agreed to by the Store Coach and Footwear Manager on a store by store basis. The only exceptions to this are store closing inventories and special requests from the client. All stores are scheduled Monday through Friday.
Store Confirmation is to be completed 7-10 days before the scheduled inventory with the Store Coach or designee and the Footwear Manager or designee or District Manager only. The PIV checklist must be reviewed. Do not ask for the store manager when calling the store – ask for the Meldisco Footwear Manager. If you are unable to make contact with the Footwear manager within this period notify the Account Manager, Nilsa Fernandez.
The RGIS Supervisor must arrive early enough to place area tickets and have all equipment ready for an on-time start up. All RGIS Auditors must arrive promptly and be ready to start counting at the inventory start time.
BAR-CODES SHELF AREA TICKETS ARE TO BE USED IN EVERY INVENTORY!!!

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
Client Concerns:            ** IMPORTANT REVIEW **
-	Lasers must be used in every inventory. NO EXCEPTIONS! Failure to use lasers will result in the cancellation of the inventory.

-	RGIS must use the bar-coded shelf area tickets for all inventories – NO EXCEPTIONS!

-	RGIS Supervisors must insure RGIS Business Devopment is informed of any technical issues causing delays to the inventory or the inability to provide reports.

-	Printer issues delaying reports – back up printers are to be present at all travel locations.

-	Backroom boxes must be opened and each item scanned.

-	F1 summaries must be provided upon completion of the sales floor and the backroom for review.

-	Bar-Coded Shelf Area tickets must be placed as noted under store set up in these procedures.

-	The RGIS supervisor must sign off on both audit forms as they are required for Sox compliance.
Staffing Chart
Inventories are to be staffed with 1 auditor for each 2,500 units of product.

Estimated Units	Auditors	Estimated Units	Auditors
0 – 2,500	1	20,001 – 22,500	9
2,501 – 5,000	2	22,501 – 25,000	10
5,001 – 7,500	3	25,001 – 27,500	11
7,501 – 10,000	4	27,501 – 30,000	12
10,001 – 12,500	5	30,001 – 32,500	13
12,501 – 15,000	6	32,501 – 35,000	14
15,001 – 17,500	7	35,001 – 37,500	15
17,501 – 20,000	8	37,501 – 40,000	16
For each additional 2,500 units, please add 1 additional RGIS auditor.

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
RGIS Supervisor Instructions:
Prior to Inventory:
1	Pick up Bar-Coded Shelf Area Tickets (Form 4236 or 4235) from District Office.

1	Review that you have the correct Area Ranges (see page 8 – set up) for Bar-Coded Shelf Area Tickets.

1	Plan to arrive at the store 15-30 minutes prior to inventory start time.

1	Update RGIS Portable with Meldisco upload and download Audits prior to arrival to the store.
Upon Arrival to the Store/ Sales floor count:
1	Introduce yourself to the Store Coach or designee and the Footwear Manager or designee.

1	Place Area Tickets for Sales Floor according to store set (see page 8)

1	Hold a pre-inventory meeting with the RGIS team and include the Store Coach or designee and the Footwear Manager or designee.

1	It is also important that a second pre inventory meeting be held with the auditors prior to counting in the stockroom.

1	Assign Auditors to Areas.

1	Within the first hour of counting transmit each auditor and provide the Meldisco manager/Dm with a detailed printout on each auditor.

1	RGIS is to conduct and document one internal 5-item search on each counter within the first 30 minutes of counting to insure the correct data is being captured (Meldisco will not participate in this internal check). If errors are found, a follow up search must be conducted

1	Once you have ensured that all Auditors are counting properly, if you have not completed hanging the area tickets in the backroom – complete this.
As the count is being completed:
1	Be sure you are placing Auditors into the stockroom as soon as possible while ensuring the sales floor count is completed within 4-hours.

1	Run Range Checks and generate a sales floor F1 Summary for the store to walk with upon completion of the sales floor.

1	Ensure the Store Coach or designee and the Footwear Manager or designee is satisfied with the sales floor count

1	When the backroom count is completed run range checks and generate a backroom F1 summary for the store to review.

1	Complete Close Out process – page 12.

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
   Pre-Inventory Briefing
Ensure a prompt start up of counting at the scheduled inventory start time. A pre-inventory meeting must be held with all Auditors in the presence of the Meldisco DM/ Manager.
Review the below:
–	This is a barcode validation inventory capturing Area Number, Shelf, Barcode/SKU, and Quantity. Most areas will be scanned Auto-Qty and each item will need to be scanned individually. The only exceptions are a few areas of shoe care products prepared by the store for Multi-Qty input and approved by the Meldisco Manager.

–	Auditors need to know that the Meldisco Barcode on the product must be scanned – Do Not Scan Shoe Box Barcode on the Sales Floor Open Stock!!

–	Within the 1st hour of the inventory transmit each counter and generate a detail printout for auditing of each counter.

–	The only acceptable areas where the Shoe Box Barcode can be scanned are in the overheads and for the cased products in the stockroom. In the stockroom, all cases/cartons must be opened and the individual shoe box scanned – be aware that some cartons carry 2 rows of shoe boxes so you will need to check underneath the top box and scan each box.

–	Some product such as slippers will be found in plastic bags.

–	If no bar-coded ticket is found, please call out “SKU Check”. Do not attempt to key enter a style No. or SKU without approval from a Kmart and Meldsico associate.

–	Do not inventory wallets, belts or socks if they are in the shoe department. This merchandise belongs to Kmart.
Store Set-up
Prior to the audit, Footstar will physically separate and remove all damaged and mismated items.
RGIS is responsible for placing the Area Tickets prior to the start of counting. Allow at least 15 minutes (depending on store size) for placing sales floor tickets. Area tickets should be taped to the fixture and not to the merchandise. Specific area number ranges are required to be used to assist in tracking and reporting statistical data for store merchandise. The below ranges must be used without exception:

•	Sales Floor	001 – 299
•	Overheads	300 – 349
•	Backroom Bins	350 – 399
•	Trailers	400 – 599
•	Backroom Cases	600 – 998
•	Overrides (Trouble Area)	999 (overrides are only allowed in area 999)

Confidential	September 23, 2007,

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
RGIS will scan up to a 4-digit bar-coded RGIS Area Ticket (4-digits, 5 long with check digit). The Audit strips the lead digit & check digit storing the last 3 digits to memory.
Examples: Area 5001-1 is written to F1 as 001; Area 5300-4 is written to F1 as 300.
HANDWRITTEN AREA TICKETS ARE NOT TO BE USED – BARCODED ONLY!!
The Area Ticket Placement guidelines below must be strictly followed:
BACKROOM
•	Every 4 feet or natural breaks on shelving units (each area can be counted as one shelf)

•	Due to space constraints, it is suggested to place a ticket on STACKS OF CASES.

•	Insure the correct numbering sequence is used.
SALESFLOOR
•	1 ticket per each end cap (each end cap area can be counted as one shelf)

•	1 ticket per each side of a rack (each row must be entered as a shelf in these areas)

•	1 ticket along wall areas utilizing natural breaks or every 10-16 feet. (each row must be entered as a shelf in these areas – shelf totals required)

•	Each aisle with hanging merchandise – 1 tag per 4 feet — no more than 100 units; each row must also be entered as a shelf.
Flow Plan
1.	The sales floor is to be completed first in all inventories. Please scan the Overheads last.

2.	The backroom is counted after the sales floor and in the following order:
•	Cases / Packaways

•	Bins / Individually Stacked Shoe Boxes

•	Trailers / Auxiliary Storage Areas
3.	Stores with a lot of carton merchandise in the backroom should be staffed with adequate staffing to begin the backroom at the same time as the sales floor while still completing the sales floor within 4-hours.

4.	Review flow to be counted with the Store Coach or designee and the Footwear Manager or designee.

Confidential	September 23, 2007,

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
   Audit Program Table
     Control #1 (Main Program) ~ Auto Qty
     The program and program check are as follows:

•	F1	AREA	112-4	LTH=4	IND=112
•	F2	SHELF	2	LTH=2
•	F3	BARCODE	131-12	LTH=12	IND=131 INLOOP
•	F4	SKU/SIZE	11	LTH=11	IND=00
•	F5	PRICE	7	LTH=6	IND=50
•	F6	QUANTITY	90-1	LTH=1	IND=90
•	LOOP TO F3
Control #2 (Supervisor Only) ~ Multi-Qty
This program is used for Shoe Care products –and Laces only as approved by the store. The program is identical to Control #1 except quantity and toggle is available. Override is only allowed in area #999.
Invalids found as Auditors are scanning must be removed to a trouble area to be counted under the trouble area #999.
Program functionality and data entry is as follows:
F1 – AREA:
•	Scan the 4-digit barcode on the area ticket.

•	4-digit area numbers (5 w/ check digit) will be scanned into the Audit as 3-digits.

•	Example – area ticket number is 6001-2 (lead digit and check digit are stripped and Audit stores 001 on F1).

•	Only area numbers 1 – 999 will be stored and are validated at point of entry.
F2 – SHELF:
•	All gondola sides and pegged merchandise will be counted by shelf. The only exception to this is the end caps. One shelf can be used for end caps.
F3 – BARCODE:
•	Scan the barcode on the ticket attached to the shoe as the first priority on the sales floor.

•	The box barcode may only be scanned on the overhead and cased stockroom product.

•	If the UPC-A is valid, then STYLE/SIZE (F4) and PRICE (F5) will be extracted.

Confidential	September 23, 2007,

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
•	If no UPC is available then call out for “Sku Check”. Do not attempt to key enter a style number without approval from the Meldisco associate.

•	If the 8-digit Style/Size is invalid overrides are allowed in Area 999 and will require the entry of:

➢ A 5, 6, or 8-digit Style number AND 3-digit Size number on F4 and Retail Price on F5.

•	Accessory items without size information must have “000” as the size.

•	The Size Conversion Chart (Exhibit 1) on page 15 must be used to determine size.

•	SIZES KEYED ARE VALIDATED TO CONVERSION CHART VALUES!

•	Override is allowed only in area 999 and price is required on all overrides.
F4 – STYLE/SIZE
•	STYLE/SIZE entries are extracted from the file on all valid entries.

•	Use the SIZE CONVERSION CHART attached for correct numeric conversion.

•	Any SIZE keyed is validated against the Size Conversion Chart.
F5 – PRICE
•	Price is extracted on all valid barcodes.

•	It is necessary to key price in area 999 on all overridden entries.
F6 – QUANTITY
•	Auto-Quantity is used in all areas except Laces or any prelists provided for packaways.

•	Toggle is available on the CTRL 2 program.
To obtain your readings depress CTRL-1 for shelf totals
Interim Reports
RGIS will generate a detail printout on each Auditor within the first hour of the count and a second printout on each counter approximately 1/2 way through the count for the Store Coach or designee and the Footwear Manager or designee for auditing. The store personnel will use these printouts to conduct recounts. Discrepancies will be noted and returned to RGIS for correction.
Upon completion of the sales floor and overheads produce an F1 Range Check for the sales floor / overheads and account for all missing or out of range areas. Once complete and all sales floor / overhead areas have been accounted for, generate an F1 Summary Report for these areas only and provide to the Store Coach or designee and the Footwear Manager or designee to walk the areas with.
Once the backroom is complete, repeat the same process as conducted for the sales floor / overheads for the backroom.
Recounts
All RGIS Auditors must verify their piece counts 100% upon completion of an area and their piece count must match the scanned total prior to moving to a new area.

Confidential	September 23, 2007,

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
   Adjustments
Adjustments are completed through the data alteration menu on the notebook. Adjustments can be done for F1 and F6 or by deleting the entire F1 and recounting. Items that were missed can be added by keying them into a live Audit and transmitting.
   Additional Information
–	Bar-coded Shelf Area Tickets are required to be used for all areas of this inventory!

–	An RGIS inventoried sticker should be placed on each Packaway box to show it as entered.

–	All other boxes in the backroom must be opened and each item scanned.

–	Damages and mismates are not to be included in the count.

–	Do not count any merchandise on layaway except for current RTS.

–	The barcode on the shoe box may be scanned ONLY on overhead and cased product.

–	DO NOT SCAN THE BOX BARCODE ON THE SALESFLOOR OPEN STOCK!

–	RGIS will be required to enter any product that is sold during the inventory. For stores opened 24 hours this will include any product sold after midnight.

Keying from the Pick list.

During the audit, there is a possibility that an item will be sold before it is counted or included in the inventory figures. Any product sold before it has been counted by the audit service, must be manually keyed in.

The Associates should keep track of the items that are taken out of the department by customers. Once the sales floor has been counted, an “on demand pick list” should be printed. The Shoe mart Department should provide the RGIS with the printed “on demand pick list” and any items listed by the staff (but not on the pick list) and have the items scanned or keyed into the inventory.

Cancellation of Inventories

Nilsa Fernandez must be notified immediately if it is determined that an inventory may be subject to cancellation for any reason.
–	Inventories may be subject to cancellation if the following occurs:
•	Lack of preparation to the point an accurate count cannot be obtained.

Confidential	September 23, 2007,

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
•	Substantial unprepared cases in the stockroom that would inhibit completion.

•	RGIS not arriving on time to complete the count in a timely manner.

•	Equipment failure causing the inventory not to be completed in a timely manner.

•	Severe scanning issues that would hinder the completion/accuracy of the inventory.

•	Failure to report to the store with lasers or proper equipment to complete the inventory.

•	Natural disaster and/or weather circumstances.
The final decision to cancel any inventory must be made between Footstar ~ Meldisco Corporate, Sears Holdings Corporate and RGIS Key Account Management.
Electronic Evaluations
–	Electronic Evaluations are used in all Meldisco stores and found on page 16.
Closeout, Balancing, Wrap-up
–	Verify that all recounts are done and all adjustments have been made.

–	Walk the store with the Store Coach or designee and the Footwear Manager or designee to visually verify the completeness of the count.

–	Questions concerning tagging and inclusion of items are to be answered at this time.

–	Run a final Area Range Check to insure that all areas have been counted and transmitted.

–	Explanations for Missing and Out of Range areas are to be documented.

–	Run the Closeout and balance all totals with Audit Control Center.

–	After the close-out has been completed, generate 3 copies of the following reports:
•	F1 Summary Report

•	F1 Range Check Report

•	Override / Invalid Summary

•	Location Summary
–	Once reports are run and the client satisfied, complete the Electronic Evaluation questions.

–	Ask the Footwear Manager to complete the PIQA survey.

–	Allow the manager, coach or designee 100% privacy in completing the PIQA survey.

–	Transmit Closeout to RGIS.

–	Be sure to balance the final store total with Audit Control Center.

Confidential	September 23, 2007,

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!

Output Distribution
–	The following reports are to be left with the Footwear Manager:
•	F1 Summary Report

•	F1 Range Check Report

•	Override / Invalid Summary

•	Location Summary
–	Be sure to include the following reports in the packet for return to the District Office:
•	Missing and Out of Range Area Report.

•	Close-out Report

•	F1 Summary Report

•	Override / Invalid Summary

•	Location Summary
The RGIS Supervisor must sign 2 forms provided by the Store Coach or designee and the Footwear Manager or designee prior to departing from the inventory:
•	Audit Cut-Off Form

•	Audit Information Form
Store Responsibilities
Sales Floor:
–	All merchandise has to be checked for proper ticketing (SKU, Size, and Price).

–	Overhead merchandise must be checked for correct contents (SKU, Size, and Price).

–	A correct UPC label must be placed on the outside of each box.

–	Department must be neat, organized.

–	Special attention must be made to all hanging displays.

–	Clearance should be checked for correct tickets and groups per S.O.P.

–	Tickets exposed on all open boxed merchandise the day prior to the audit.

–	List of outlying merchandise locations.

–	Entire store checked for stray shoes.
Stockroom:
–	All UPC labels must be correct.

–	Tickets exposed on egg-crated merchandise whenever possible.

–	Packaway cases in stockroom will be pre-labeled for RGIS to count and should be checked for correct contents (SKU, Size, & Price).

–	UPC labels for each pair in the case are to be placed on the outside of each Packaway case.

–	Footwear associates and RGIS will work together to scan the product in Trailer/Auxiliary areas.

–	Carton merchandise must be arranged for accessibility and opened so that it is accessible to the RGIS counting team.

–	RGIS will not count mismates and damages.

Confidential	September 23, 2007,

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!

Exhibit 1 – Size Conversion Chart
NUMERIC SIZES
–	All sizes will be keyed as a 3-digit number.

–	This program will only accept sizes 1 through 14 1/2.

–	Size conversions are as follows:

SIZE	ENTER	SIZE		ENTER	SIZE		ENTER
1	010	6		060	10		100
1 1/2	015	6	1/2	065	10	1/2	105

2	020	7		070	11		110
2 1/2	025	7	1/2	075	11	1/2	115

3	030	8		080	12		120
3 1/2	035	8	1/2	085	12	1/2	125

4	040	9		090	13		130
4 1/2	045	9	1/2	095	13	1/2	135

5	050				14		140
5 1/2	055				14	1/2	145
ACCESSORY ITEMS
No size available, then enter “000” or “999” as the size.
ALPHA SIZES
–	Alpha sizes will mainly be concentrated to the Accessories areas.

SIZE	ENTER
XS	200
S	300
M	400
L	500
XL	600
XXL	700
–	ALL SIZES MUST BE PRECEDED BY A 5, 6, or 8-DIGIT STOCK NUMBER!

Confidential	September 23, 2007,

Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
Exhibit 2 – Sample Price Tickets
128 TYPE

IIIIIIIIIIIIIIIIIIIIIIIIII	SIZE 110
483421108848	8848
FACTORY

48342
STYLE

BARCODE	Digits 1 through 5	SKU No.	(48342)
	Digits 6 through 8	SIZE	(110)
	Digits 9 through 12	FACTORY No.
UPC – VERSION A

10 1/2 SIZE

4
1
8
1
0
5
1
2
3
4
5

$10.99
SIZE = 105
SKU = 12345
SHOE CARE TICKET

IIIIIIIIIIIIIIIIII
1000043364

SKU = 43364	If unable to scan Shoecare ticket, enter 5 digit SKU followed by “999”.
SIZE = 999

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Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
Exhibit 3 – Electronic Evaluation Questions

•	Were all tags exposed on open stock sales floor merchandise?

•	Was paper removed from shoeboxes on floor?

•	Were any empty boxes encountered on the Overheads?

•	If so, how may empty boxes were discovered.

•	Was the pegged merchandise neat and orderly?

•	Was ALL backroom merchandise accessible?

•	If not, please explain in detail:

•	Did store associates assist in moving the backroom cases?

•	Did the store have the PACKAWAYS pre-counted?

•	Did RGIS hand write any area numbers on the area tickets?

•	If yes, please explain why handwritten tags were used.

•	Comments:

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Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
Exhibit 4 – Confirmation Call Checklist

Store Number:	Location:

Date of Confirmation:	Name of Caller:

Time of Confirmation:	Confirmed with:

1.	Confirm Inventory Date:

2.	Confirm Inventory Start time:

3.	Approximate number of cartons in the Stockroom:

4.	Stockroom cartons must be accessible and opened for RGIS:

5.	Insure a good effort is placed on exposing barcodes in stockroom.

6.	How many trailers are present:

7.	Approximately how many cases are in the trailers?

8.	Will more shipments be received prior to inventory?

9.	Provide RGIS district phone # to call if shipments are received:

10.	Review estimated units provided in Oracle.

11.	Number of auditors scheduled to count the store:

12.	Number of Kmart and Footwear associates scheduled to assist:

13.	Comments:

This form is to be completed in its entirety. A copy should be placed in the inventory packet and a copy kept on file at the District office. Do not send this form to Business Development.

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Footstar-Meldisco 810-314	Accuracy is our Primary Concern!
Office Procedures

Account Name:	Footstar-Meldisco

Account Number:	810-314

Reports kept at District Office:

Missing and Out of Range Areas Report
Closeout Report
F1 Summary Report
Override / Invalid Summary
Location Summary

Confirmation Instructions:	All stores must be verbally confirmed with the Store Coach or designee and the Footwear Manager or designee 7 to 12 days prior to the actual inventory. Please complete the PIV checklist and maintain a copy for reference if needed.

Confidential	18	September 23, 2007,